Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 17, 2025 (the “Effective Date”), by and between Volcon, Inc., a Delaware corporation (the “Company”) having its principal place of business at 3121 Eagles Nest Street, Suite 120, Round Rock, TX 78665, and Ryan Lane (“Executive”), and the Company and the Executive collectively referred to herein as the “Parties”) having his office at such location of his choosing.

WITNESSETH:

WHEREAS, the Company desires to retain Executive as the Company’s Co-Chief Executive Officer (“Co-CEO”) and Chairman of the Board of Directors commencing on the Effective Date, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Co-CEO and Chairman of the Board of Directors.

(b) Executive accepts such employment and agrees, during the term of his employment, to devote such business and professional time and energy to the Company as he deems necessary in his reasonable discretion, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board of Directors of the Company (the “Board”) shall determine from time to time such other reasonable duties as may be assigned to him in good faith. Executive agrees to carry out and abide by such reasonable directions of the Board. Notwithstanding the foregoing, the Company acknowledges and agrees that the Executive holds, and during the Term (as defined below) will continue to hold, one or more positions with Empery Asset Management, LP and its affiliates (collectively, “Empery”), and so long as Executive devotes such business and professional time and energy to the Company as he deems necessary in his reasonable discretion and such position with Empery does not interfere with Executive’s responsibilities, Executive’s continuing role with Empery will not violate this Agreement.

2. Salary and Additional Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $225,000 in accordance with the Company’s normal payroll procedures, effective as of the Effective Date. The Compensation Committee shall review the Executive’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b) Bonus. The Company shall pay to Executive a signing bonus of $225,000 (“Bonus”) on or prior to the consummation of the Company's next capital raise offering which Executive may, in his sole discretion, use to participate in the Company’s next capital raise offerings. Executive will be responsible for all federal and state withholding taxes associated with the Bonus.

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(c) Stock Option Grant. The Company will grant stock options to Executive under the Volcon, Inc. 2021 Stock Plan (the "Plan"), subject to shareholder approval to increase the common stock available for issuance under the Plan. The number of stock options will be equal to 3.0% of the pro-forma shares of the Company’s common stock (the “Common Stock”) outstanding and deemed outstanding, calculated based on the following:

Common stock outstanding

Plus: Common Stock issuable upon all Prefunded warrants outstanding

Plus: Common Stock issuable upon all Stock options granted, outstanding and conditionally granted subject to shareholder approval

Plus: Common Stock issuable upon all Warrants issued February 2025 (currently with a $16.00 exercise price)

Plus: Common Stock issuable upon all Warrants issued May 2024 (currently with a $1,856 exercise price)

Plus: Common Stock to be issued or issuable in the Company’s next capital raises after the Effective Date; provided, that after any capital raise(s) from and after the Effective Date whereby the Company raises gross proceeds of $100 million or more, any subsequent capital raise will not be include in such pro-forma calculation. For the avoidance of doubt and by way of example, if the capital raise transaction that causes the Company to exceed such $100 million threshold results in the Company raising $500 million in gross proceeds, the number of shares of Common Stock issued or issuable in such $500 million capital raise shall be included in such pro-forma calculation,

These options will be exercisable at $10.00 per share1 and have a term of 10 years from issuance. These options will vest based on the Company’s volume weighted average price (“VWAP”) of the Company’s Common Stock as follows:

Percentage of Options Vested	At or above the following VWAP on any trading day[2]
20%	$10.00
20%	$15.00
20%	$20.00
20%	$25.00
20%	$30.00

A formalized grant letter explaining the plan and vesting schedule will be presented to Executive following the shareholder approval; provided, that, notwithstanding any provision contained in Plan or grant letter to the contrary, (i) in the event of any separation of the Executive's employment for any reason, whether voluntary or involuntary, including a termination for Cause, all vested options at the time of such separation of employment shall remain outstanding and eligible to be exercised through the end of the ten (10) year option term and (ii) in the event of any separation of Executive's employment for any reason, whether voluntary or involuntary, except a termination for Cause, all unvested options at the time of such separation of employment shall remain outstanding and shall remain eligible to vest after any such separation of the Executive's employment and such options shall remain eligible to be exercised after vesting through the end of the ten (10) year option term.

(d) Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement, including without limitation all travel expenses to and from his designated office as set forth in the opening paragraph of this Agreement, upon his presentment of reasonably detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive, and in no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

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1 To adjust to the deal price of the capital raise if other than $10.00.

2 To adjust the below numbers in case the deal price of the capital raise is other than $10.00.

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3. Benefits.

(a) Vacation and Sick Leave. Executive shall be entitled to two (2) weeks of vacation per year and ten (10) days of sick leave per year, which shall accrue at a pro rata rate per pay period.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4. Term. The term of employment under this Agreement (the “Term) shall initially be for a one-year period commencing on the Effective Date (unless ending earlier pursuant to Section 5) and shall be automatically extended for additional consecutive twelve (12)-month periods on the anniversary of the Effective Date and each subsequent anniversary thereof, unless and until the Company or Executive provides written notice to the other party not less than ninety (90) days  before such anniversary date that such party is electing not to extend the Term, in which case the Term shall end at the expiration of the Term as last extended, unless sooner terminated as set forth below. Following any such notice by the Company of its election not to extend the Term, Executive may terminate his employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the Term, Executive shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without Cause as described in Section 6.

5. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 11 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsections (B), (C), (D) and (E) of this section, the Company shall provide Executive with written notice of the reason or reasons for a potential Cause determination no later than ninety (90) days after the initial existence of the condition leading to the potential Cause determination and Executive shall have thirty (30) days to cure such reasons or reasons. If cured, Cause shall no longer apply to the reason or reasons set forth in the Company's notice.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); (B) upon Executive’s death; or (C) with ninety (90) days prior written notice, at any time Without Cause for any or no reason.

(b) Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 11 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the Co-CEO and/or Chairman of the Board of Directors of the Company; (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the Co-CEO and/or Chairman of the Board of Directors of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith; or (iii) a material breach by the Company of this Agreement. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of the initial existence of the condition, and the Company does not remedy the condition within thirty (30) days of receipt of such notice and Executive terminates employment for such notice within thirty (30) days after such cure period has expired if the breach was curable and has not been remedied.

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(c) Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Salary through the date of employment termination, (ii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iii) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 2(d), and (iv) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

6. Severance.

(a) Subject to Section 6(b) below, if Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to 6 months of Executive's Base Salary. Such severance payment shall be paid in 6 equal monthly payments commencing with the first payroll following such termination.

(b) If Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, and such termination occurs within six (6) months prior to a Change in Control (as defined under the Plan) or within twelve (12) months after the Change in Control, Executive shall be entitled to receive, in addition to any severance pursuant to Section 6(a) above, an additional 6 months of Executive’s Base Salary (for a total of 12 months) in addition to the compensation of Section 2(d).

(c) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

7. Confidentiality Agreement.

(a) Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive. Nothing herein shall prohibit Executive from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation. However, if Executive is required by subpoena or other legal process to disclose Confidential Information, Executive first shall notify the Company promptly upon receipt of the subpoena or other notice and allow the Company the opportunity to obtain a protective order or other appropriate remedy, unless otherwise prohibited by law.

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(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control.

8. Non-solicitation. Executive agrees that, during the Term and until 12 months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities, or induce any such employee to terminate his or his employment with the Company or any of its Affiliated Entities; provided, that the foregoing shall not apply with respect to any solicitation of Timothy Silver, Brett Director and/or Alyson Chung.

9. Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company; provided that the Company acknowledges and agrees that the Executive has, and will continue to have, access to confidential and non-public information gained by his employment with Empery, and that the Executive shall continue to maintain the confidentiality of any and all such information. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

10. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to seek a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 7 and 8 of this Agreement.

11. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Ryan Lane

14 Manitou Road
Westport, CT 06880

If to the Company, to:

Volcon, Inc.

3121 Eagles Nest Street, Suite 120
Round Rock, TX 78665
Attention: Greg Endo

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With a copy to:

Cavas S. Pavri, Esq.

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006

12. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

14. Indemnification. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and the Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company. Within 30 days of the date of this Agreement, the Company agrees to place into escrow funds in an amount equal to the most recent renewal premium to continue the current director and officer liability insurance coverage for a period of 12 months from the date of the current termination of such coverage. The Company shall enter into an agreement to indemnify the Executive which agreement shall survive upon termination of this Agreement for any reason.

15. Clawback and Recoupment Policy. The Executive acknowledges and agrees that the compensation paid pursuant to this Agreement shall be subject to any reasonable clawback or recoupment policy, which the Company may put in force to comply with any regulations and exchange standards, that the Company may have in effect from time to time.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Travis County, Texas.

17. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

18. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19. Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

VOLCON, INC.

By:	/s/ Karin-Joyce Tjon
Name:	Karin-Joyce Tjon
Title:	Chairman of the Board

Agreed to and Accepted:

/s/ Ryan Lane
Ryan Lane

Date: July 17, 2025

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